Exhibit 99.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Lion Group Holding Ltd. of our report dated March 31, 2021, with respect to our audits of Lion Group Holding Ltd. and its subsidiaries’ consolidated financial statements as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, which appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

April 13, 2021